Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Key Energy Services, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statement of Key Energy Services, Inc. on Form S-8 (File No. 333-215175, effective December 19, 2016) and on Form S-3 (File No. 333-216474, effective March 6, 2017).
/s/ GRANT THORNTON LLP

Houston, Texas
February 28, 2018